EXECUTION COPY






                AMENDED AND RESTATED PUT AND CALL AGREEMENT

          This Amended and Restated Put and Call Agreement (this "Agreement") dated August ___, 1994 is entered into by and among MGM HOLDINGS CORPORATION, a Delaware corporation ("MGM H"), CREDIT LYONNAIS S.A., a French banking institution, ("CL"), and CINEPOLE PRODUCTIONS B.V., a Netherlands company ("Cinepole").

                           W I T N E S S E T H :

          WHEREAS, MGM H, CL (MGM H and CL are collectively referred to herein as the "CL Group") and Cinepole have previously entered into that certain Put and Call Agreement, dated October 20, 1993 (the "Existing
Agreement"), pursuant to which (i) Cinepole granted MGM H certain put rights and (ii) MGM H granted Cinepole certain call rights, in each case with respect to certain of the securities of Carolco Pictures Inc., a Delaware corporation ("Carolco");

          WHEREAS, MGM H has previously acquired (i) $30,000,000 aggregate principal amount of the 5% Payment-in-Kind Convertible Subordinated Notes due 2002 (the "Notes") of Carolco issued pursuant to an Indenture dated as of October 5, 1993 between Carolco and First Trust of California, National Association as Trustee (the "Trustee") (the "Existing Indenture"), and (ii) 30,000 shares of Carolco's Series A Convertible Preferred Stock, par value $1.00 (the "Existing Preferred Stock");

          WHEREAS, Cinepole (i) has agreed to purchase $7,500,000 aggregate principal amount of Carolco's 7% Convertible Subordinated Notes due 2006 (the "7% Notes") from Carolco pursuant to a Standby Note Purchase Agreement dated October 5, 1993 (the "Existing Standby Agreement") and (ii) has been granted the right to purchase an additional $7,500,000 of 7% Notes in accordance with the terms of the Existing Standby Agreement;

          WHEREAS, the acquisition of the Notes, the Existing Preferred Stock and the agreement to purchase the 7% Notes were part of a series of transactions intended to restructure Carolco's indebtedness and shareholders' equity (all as more fully described in Carolco's Form S-1 Registration Statement which became effective on August 27, 1993) (such transactions, the "Restructuring"); WHEREAS, in connection with an Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 10, 1994, (i) Carolco has agreed to merge with a subsidiary of LIVE Entertainment Inc., a Delaware corporation ("LIVE"), and (ii) LIVE will amend its certificate of incorporation to change its name to Carolco

Entertainment Inc. ("CEI"; such transactions and related transactions, the "Merger");

          WHEREAS, pursuant to the Merger, the Existing Preferred Stock will be exchanged for Series D Convertible Preferred Stock of CEI, par value $1.00 (the "Preferred Stock");

          WHEREAS, prior to the effectiveness of the Merger, the Notes and the 7% Notes were convertible into the common stock of Carolco;

          WHEREAS, in connection with the Merger, MGM H and Cinepole desire to amend the conversion rights of the Notes and the 7% Notes so that upon the exercise of such conversion rights the Notes or 7% Notes, as the case may be, will be converted into common stock, par value $.01, of CEI (the "Common Stock");

          WHEREAS, in connection with the Merger and in order to effect the amendment of the conversion rights of the 7% Notes, Carolco, CEI and Cinepole will enter into an Amended and Restated Standby Note Purchase Agreement which, upon the effectiveness of the Merger, will amend and restate the Existing Standby Agreement in its entirety (the Existing Standby Agreement as so amended and restated, the "Standby Agreement");

          WHEREAS, in connection with the Merger and in order to effect the amendment of the conversion rights of the Notes, Carolco, CEI and the Trustee will enter into an Amended and Restated Indenture which, upon the effectiveness of the Merger, will amend and restate the Existing Indenture in its entirety (the Existing Indenture as so amended and restated, the "Indenture");

          WHEREAS, under the terms of the Indenture the Notes shall automatically be converted into Common Stock upon the occurrence of certain events described therein and may be converted into Common Stock at the option of the holders thereof on the Maturity Date (as defined in Section 3.02(a) of the Indenture) or upon the occurrence of certain other events described in the Indenture, in either case, at the "Conversion Ratio" (as hereinafter defined); and

          WHEREAS, in connection with the Merger, the parties hereto hereby desire to amend and restate the Existing Agreement in its entirety;

          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Certain Definitions.   The following  terms shall  have the  following
meanings when used herein:

          "Conversion Ratio" shall mean the number of shares of Common Stock issuable upon conversion of each $1,000 principal amount of Notes, which (i) shall be the quotient of 1,666.67 divided by the Exchange Ratio (as such term is defined in Section 4.1(a)(i) of the Merger Agreement) and
(ii) shall be subject to adjustment in accordance with the terms of the Indenture.

          "Conversion Shares" shall mean the Common Stock issued upon any conversion of the Notes.

          "Trigger Date" shall mean the earlier of (i) the Mandatory Conversion Date (as defined in the Indenture) or (ii) the Maturity Date (as
defined  in  Section 3.02(a)  of  the  Indenture).    Cinepole  and  MGM  H
acknowledge and agree that the Trigger Date shall only include the events described in (i) and (ii) of this paragraph and shall not include any other optional conversion event.
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2.   Effectiveness  of  this  Agreement.     This  Agreement  shall  become
effective, and the Existing Agreement shall be amended in its entirety to read as follows, at the time the Merger becomes effective in accordance with the terms of the Merger Agreement. If the Merger is not consummated in accordance with the terms of the Merger Agreement, the Existing Agreement shall remain in full force and effect.

3.   Put Option.

          (a) MGM H shall have the right, at any one time (and only once) during the 90-day period immediately following the Trigger Date, to sell to Cinepole (the "put") a number of shares of Common Stock equal to 50% of the number of Conversion Shares produced by application of the Conversion Ratio in effect at such time to (i) the original aggregate principal amount of the Notes and (ii) the principal amount of any Notes issued in lieu of cash interest on the Notes through the Put Exercise Date (as defined below) (the "Put/Call Amount"), such amount to be subject to adjustment in accordance with Section 5 hereof, by delivering to Cinepole a written notice specifying (i) the number of Conversion Shares that are subject to the put,
(ii) the aggregate Put Price (as defined below) and (iii) the date, not earlier than 30 days, and not later than 60 days, after the Notice Date (as defined in Section 6(e) below), on which the put shall be exercised (the "Put Exercise Date").

          (b) On the Put Exercise Date, (i) MGM H shall deliver to Cinepole the share certificates, properly endorsed, representing the number of shares of Common Stock subject to the put and (ii) Cinepole shall deliver to MGM H, in immediately available funds or as provided in paragraph 3(c), the applicable Put Price. For purposes of this Section
3(b) the "Put Price" shall be an amount equal to (A) the number of Conversion Shares subject to the put multiplied by the product of (x) $0.60 and (y) the Exchange Ratio, plus (B) the amount of any cash interest which shall have accrued in respect of the Notes converted into the Conversion Shares which are subject to the put to the extent such interest shall have remained unpaid as of the Put Exercise Date, plus (C) any dividends on the Conversion Shares which have been declared but not paid as of the Put Exercise Date.

          (c) Cinepole shall have the right to effect all or a portion of the payment required under paragraph 3(b) by transferring, in lieu of paying cash, an amount of 7% Notes originally purchased by Cinepole from Carolco pursuant to the Standby Agreement valued on the basis of the initial purchase price thereof, plus any accrued and unpaid interest thereon.

4.   Call Option.

          (a) Cinepole or any of its affiliates (it being understood that any entity which could be construed as an affiliate of Cinepole solely as a result of its investment in Carolco or CEI shall not be construed as affiliate for purposes of this Agreement) shall have the right, at any one time (and only once) for the 90-day period immediately following the Trigger Date, to purchase from MGM H (the "call") up to a number of shares of Common Stock equal to the Put/Call Amount, by delivering to MGM H a written notice specifying (i) the number of Conversion Shares that are subject to the call, (ii) the Call Price (as defined below) and (iii) the date, not earlier than 30 days, and not later than 60 days, after the Notice Date, on which the call shall be exercised (the "Call Exercise Date").

          (b) On the Call Exercise Date (i) MGM H shall deliver to Cinepole the share certificates, properly endorsed, representing the number of shares of Common Stock subject to the call and (ii) Cinepole shall deliver to MGM H, in immediately available funds or as provided in paragraph 4(c), the applicable Call Price. For purposes of this paragraph 4(b) the "Call Price" shall be an amount (subject to adjustments for stock splits or other similar modifications to CEI's capital structure) equal to
(A) the number of Conversion Shares subject to the call multiplied by the product of (x) $0.60 and (y) the Exchange Ratio, plus (B) the amount of any cash interest which shall have accrued in respect of the Notes converted into the Conversion Shares which are subject to the call to the extent such interest shall have remained unpaid as of the Call Exercise Date, plus (C) any dividends on the Conversion Shares which have been declared but not paid as of the Call Exercise Date.

          (c) Cinepole or any of its affiliates shall have the right to effect all or a portion of the payment required under paragraph 4(b) by transferring, in lieu of paying cash, an amount of 7% Notes originally purchased by Cinepole from Carolco pursuant to the Standby Agreement valued on the basis of the initial purchase price thereof, plus any accrued and unpaid interest thereon.

5.   Put/Call Reduction.

          (a) If the CL Group, directly or indirectly, sells or disposes (including, without limitation, by means of the sale or disposal of any interest in MGM H or otherwise), of any Notes, Preferred Stock or Common Stock resulting from the conversion of any Notes or Preferred Stock prior to the Put Exercise Date or the Call Exercise Date, as the case may be, then the Put/Call Amount shall be reduced (but in no event to less than zero (0)) as follows: (i) in the case of the sale or disposition of Notes, by an amount equal to 50% of the number of Conversion Shares that would result if such Notes were converted into Common Stock at the Conversion
Ratio then in effect; (ii) in the case of the sale or disposition of Preferred Stock, by an amount equal to 50% of the number of shares of Common Stock that would result if such Preferred Stock were converted into Common Stock at the conversion rate then in effect; and (iii) in the case of the sale or disposition of Common Stock resulting from the conversion of any Notes or Preferred Stock, by an amount equal to the number of shares of Common Stock sold or disposed of.

          (b) If Cinepole or any of its affiliates purchases or otherwise acquires any 7% Notes, shares of Common Stock (including shares of Common Stock resulting from the conversion of any 7% Notes but excluding shares of Common Stock resulting from the conversion of any Preferred Stock) or any other security convertible into Common Stock (other than Common Stock or Preferred Stock acquired as a result of the Merger) prior to the Put Exercise Date or the Call Exercise Date, as the case may be, then the Put/Call Amount shall be reduced (but in no event to less than zero (0)) as follows: (i) in the case of the purchase or acquisition of 7% Notes, by an amount equal to 50% of the number of shares of Common Stock that would result if such 7% Notes held by Cinepole and/or any of its affiliates on the Put Exercise Date or the Call Exercise Date, as the case may be, were converted into Common Stock at the conversion rate then in effect; (ii) in the case of the purchase or acquisition of Common Stock (including shares of Common Stock resulting from the conversion of any 7% Notes but excluding shares of Common Stock resulting from the conversion of any Preferred Stock), by an amount equal to the number of shares of Common Stock held by Cinepole or any of its affiliates on the Put Exercise Date or the Call Exercise Date, as the case may be; and (iii) in the case of the purchase or acquisition of securities convertible into Common Stock (other than Common Stock or Preferred Stock acquired as a result of the Merger), by an amount equal to the number of shares of Common Stock that would result if such securities held by Cinepole and/or any of its affiliates on the Put Exercise Date or the Call Exercise Date, as the case may be, were converted into Common Stock at the conversion rate then in effect.

          (c) In the event that, at any time, (i) the Put/Call Amount shall have been reduced to zero (0) pursuant to the provisions of paragraphs 5(a) or (b) determined on the basis of each party's respective holdings of Carolco and CEI securities at that time, (ii) the number of shares of Common Stock or other securities of CEI or Carolco convertible into Common Stock held by Cinepole and its affiliates shall be equal to or greater than the amount of Notes, Preferred Stock and Common Stock held by the CL Group (the "CL Securities"), with each party's holdings determined on a fully converted basis, and (iii) the CL Group sells or disposes of, directly or indirectly, (including, without limitation, by means of the sale or disposal of any interest in MGM H or otherwise), all or part of the CL Securities, then the CL Group shall purchase or cause to be purchased, and Cinepole or its affiliates shall sell to the CL Group or any member thereof, an amount of 7% Notes originally purchased by Cinepole from Carolco or CEI and then held by Cinepole or its affiliates equal to the number of CL Securities sold at such time, with each party's holdings determined on a fully converted basis at the then applicable conversion rates. For purposes of this paragraph 5(c), the amount to be paid to Cinepole or its affiliates in exchange for such 7% Notes shall be the face amount of such 7% Notes plus accrued and unpaid interest thereon; provided, however, that the amount to be paid to Cinepole and its affiliates shall in no event exceed $15,000,000 of the face amount of 7% Notes plus the amount of such accrued and unpaid interest.

6.   General Provisions.

          (a) Maximum Put/Call. The total aggregate amount of shares of Common Stock subject to (i) the put provided in Section 3 hereof, (ii) the call provided in Section 4 hereof or (iii) any combination of the put and the call, shall not exceed the Put/Call Amount, subject to any adjustments made pursuant to Section 5 hereof.

          (b) Termination. In the event either Carolco or CEI is subject to any voluntary or involuntary bankruptcy proceeding at any time after the Merger is consummated, the put and the call, respectively, shall terminate.

          (c) Payment Method. The place of payment of the Put Price or the Call Price, as the case may be, shall be made pursuant to the written instructions of MGM H. Such instructions shall be delivered to Cinepole no later than 24 hours prior to the time of payment.

          (d) No Assignment or Transfer. Neither this Agreement, nor the put option or the call option granted hereby, nor any other rights under this Agreement, shall be assignable or transferable, directly or indirectly, including in the event of the sale of MGM H.

          (e) Notices. All notices, requests and demands to or upon the parties hereto shall be in writing and shall be delivered by any method that shall provide a written acknowledgement of receipt at the addresses shown below.

If to the CL Group:      MGM Holdings Corporation
                         c/o RLF Service Corp.
                         1 Rodney Square
                         Wilmington, Delaware
                         Attention: Mr. Rene-Claude Jouannet

with a copy to:          White & Case
                         633 West Fifth Street
                         Los Angeles, California  90071
                         Attention: David G. Johnson, Esq.

If to Cinepole:          Cinepole Productions B.V.
                         P.O. Box 990
                         1000 AZ Amsterdam
                         The Netherlands

with a copy to:          Coudert Freres
                         52, Avenue des Champs-Elysees
                         75008 Paris, France
                         Attention: Jonathan M. Wohl, Esq.

     and
                         Le Studio Canal+ (U.S.)
                         301 North Canon Drive, Suite 228
                         Beverly Hills, California 90210
                         Attention: Richard J. Garzilli, Esq.
     and
                         Coudert Brothers
                         1055 West Seventh Street
                         Los Angeles, California 90017
                         Attention: John A. St. Clair, Esq.

          For purposes of this Agreement, a "Notice Date" shall be the date which is two business days after the date on which any notice hereunder is given or sent.

          (f) Further Assurances. The parties agree to do all things and to deliver all instruments and documents necessary to accomplish the purposes of this Agreement, and to provide to one another such information and assistance necessary to enable one another to do the same.

          (g) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York.
          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              MGM HOLDINGS CORPORATION


                              By:_________________________


                              CREDIT LYONNAIS, S.A.


                              By:_________________________


                              By:_________________________


                              CINEPOLE PRODUCTIONS B.V.


                              By:__________________________


                              By:__________________________


ACCEPTED AND ACKNOWLEDGED:

CAROLCO PICTURES INC.


By:_____________________


By:_____________________


LIVE ENTERTAINMENT, INC.


By:_____________________

By:_____________________